Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of May 1, 2011, among Syniverse Holdings, Inc., a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”) and Eugene Bergen Henegouwen (“Executive”).

WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company; and

WHEREAS the Company desires to employ Executive upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The effective date of this Agreement shall be May 1, 2011 (the “Effective Date”). The term of employment under this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2011, unless earlier terminated as provided in Section 4 (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as Executive Consultant of the Company, and shall have the normal duties, responsibilities and functions, including without limitation responsibility for renewing the contracts with T-Mobile and Vodafone on terms satisfactory to the Company and assisting the President of Sales with a leadership transition in the EMEA region. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Executive’s position as the Chief Executive Officer may from time to time direct.

(b) During the Employment Period, Executive shall report to the Chief Executive Officer and shall devote approximately ten percent (10%) of his time and attention to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. During the Employment Period, Executive shall not accept other employment, serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Chief Executive Officer; provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. The Company and Executive agree that Executive’s principal location of employment with the Company shall be at Utrech, the Netherlands.

3. Compensation Benefits.

(a) During the Employment Period, Executive’s base salary shall be Sixteen thousand six hundred sixty seven euros (€16,667) per month, the “Base Salary”), which salary shall be payable by the Company in regular monthly installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, the Company will comply with the obligations under the Dutch Health Care Insurance Act and the Dutch Pension Acts and will provide a group travel insurance coverage and the Executive shall be entitled to the benefit of such coverage. The Company shall also pay the Employee a car allowance for the year 2011 equal to Sixteen thousand eight hundred euros (€16,800) after taxes. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) In addition to Base Salary, Executive will have an opportunity to earn a cash bonus (the “Annual Bonus”) for the year ending December 31, 2011, as determined by the Compensation Committee of the Board of Directors, with a target annual bonus equal to sixty percent (60%) of Executive’s Base Salary (the “Target Bonus”) based upon the achievement with respect to any calendar year of performance objectives approved by the Compensation Committee (the “Target Bonus Objectives”). The Target Bonus Objectives are attached hereto as Exhibit A. Such bonus amount, if any, shall be payable within 100 days following the end of the calendar year at such time as other executive officer bonuses are paid.

(c) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) Provided that Executive is in compliance with Sections 6(a) and 6(b) of this Agreement and signs a mutually agreed upon release of liability, the Company shall pay to Executive for a period of twelve months following the end of the Employment Period (the “Severance Period”), in regular installments in accordance with the Company’s general payroll practices (in effect from time to time), Twenty five thousand eight hundred thirty three euros (€25,833) (the “Severance Payments”).

(e) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4. Termination.

(a) The Company may terminate Executive with or without Cause at the sole discretion of the Chief Executive Officer. Upon such a termination, the Company shall have no obligation to Executive other than the payments described in Sections 3(a) which shall be paid through December 31, 2011, (b), (c) and (d) and Section 4(d). The Severance Period shall begin immediately upon the effective date of a termination and the Company shall owe Executive Severance Payments in accordance with Section 3(d).

(b) In the event of Executive’s death, the Company shall have no obligation to Executive or Executive’s estate pursuant to this Agreement other than payment of Executive’s earned and unpaid compensation to the effective date of such termination.

(c) Executive may voluntarily resign from his employment with the Company for any reason provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation under Sections 3(a), (b), (c) or 4(d) other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination. For purposes of clarity it is understood that Executive shall not be entitled to any payments under Section 3(b) in the event he voluntarily resigns from his employment with the Company for any reason prior to December 31, 2011. The Severance Period shall begin immediately upon the effective date of a voluntary resignation and the Company shall owe Executive Severance Payments in accordance with Section 3(d).

(d) Upon termination, Executive shall be paid for accrued and unused vacation at the rate of Eleven thousand ninety euros (€1190) per day, subject to all required and customary withholding by the Company. In addition, Executive shall be entitled to retain his laptop computer, printer, computer monitor and cell phone.

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information and data obtained by him during the course of his employment with the Company and/or its Subsidiaries and Affiliates and his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during his employment with the Company and/or its Subsidiaries and Affiliates prior to the date hereof and during the Employment Period (collectively, “Confidential Information”), are the property of the Company or such Subsidiaries and Affiliates. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s prior written consent. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Notwithstanding the foregoing, the restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (i) was already available to the public, otherwise than by breach of this Agreement, or (ii) was the subject of a court order for Executive to disclose, provided that Executive shall give the Company prompt notice of any and all such requests for disclosure so that it may take all necessary or desired action to avoid or limit disclosure.

(b) Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries or Affiliates of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 6(a) above. Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries or Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries or Affiliates) or use, except in connection with his work for the Company or its Subsidiaries or Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing or required by applicable law or by judicial, legislative or regulatory process.

(d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by Persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries of Affiliates or (iii) in the case of materials, property or information belonging to any former employer or, other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

6. Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Company and such Subsidiaries and Affiliates and that his services will be of special, unique and extraordinary value to the Company and such Subsidiaries and Affiliates. Therefore, Executive agrees that:

(a) Noncompetition. During the Employment Period and for a period of one year thereafter (in either case, the “Noncompete Period”), he shall not, anywhere in the world, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business relating to the provision of interoperability solutions, clearing and settlement services, software and network services and related services to telecommunications companies and other third parties that compete with the Company and its Subsidiaries and Affiliates or any business in which the Company or any of its Subsidiaries and Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries or Affiliates prior to the end of the Employment Period; provided, however, that Executive may own up to 1% of any class of an issuer’s publicly traded securities.

(b) Nonsolicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries or Affiliates to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company and any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries or Affiliates within one year prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries or Affiliates to cease doing business with the Company or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary or Affiliate or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its Subsidiaries or Affiliates and with which the Company and any of its Subsidiaries and Affiliates has, in the two-year period immediately preceding the end of the Employment Period, entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries or Affiliates.

(c) Non-disparagement. During the Employment Period and for a period of two years thereafter, (i) Executive agrees that he shall not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company, any of its Affiliates or any of their respective directors, officers or employees (collectively, “Company Persons”) and (ii) the Company agrees that it shall instruct its officers and directors not to make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of Executive; provided that neither party shall be required to make any untruthful statement or to violate any law: and provided, further, that either party may make any truthful statement or communication to any third party which clarifies or corrects any statement or other communication by or on behalf of the other party, or, in the case of the Company, any Company Person, which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of either party or any Company Person.

(d) Extension of Noncompete Period. The Noncompete Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.

(e) Enforcement. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 6 are in consideration of (i) employment with the Company, and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (A) that the business of the Company and its Subsidiaries and Affiliates will be international in scope and without geographical limitation, (B) notwithstanding the state of incorporation or principal office of the Company or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of his responsibilities. Executive will be traveling in furtherance of the Company’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries and Affiliates of the non-enforcement of this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Definitions.

“Affiliate” means, (a) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (b) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor; provided that, with respect to the Company, “Affiliate” shall not include any Person who would not be an Affiliate of the Company but for such Person’s relationship to an Investor.

“Board” means the board of directors of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

8. Survival. Sections 5 and 6 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Eugene Bergen Henegouwen

Jan Steelaan 6

3712AN

Huis Ter Heide

Netherlands

Notices to the Company:

Syniverse Holdings, Inc.

8125 Highwoods Palm Way

Tampa, Florida 33602

Attn: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, that certain Amended and Restated Senior Management Agreement dated February 9, 2005 and any and all Stock Option Agreements, Restricted Stock Agreements or Performance Share Agreements between the Company or any of its Subsidiaries and Affiliates and Executive.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns: No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. This Agreement shall not confer any rights or remedies upon any person other than Executive, the Company, the Company’s Affiliates and their respective heirs, successors and permitted assigns.

15. Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Consent to Jurisdiction. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Middle District of Florida. Tampa Division located in Tampa, Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this Section 20. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

19. Interpretation. Unless the context otherwise requires, references in this Agreement to Sections are to Sections of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Syniverse Holdings, Inc.

By:	/s/ Tony G. Holcombe
Its:	CEO/President

Executive

/s/ Eugene Bergen Henegouwen
Eugene Bergen Henegouwen